4.8      Certificate of Designation-Series C Preferred Stock  12/31/97

CERTIFICATE OF DESIGNATION
SERIES C PREFERRED STOCK
SAY YES FOODS, INC.

Pursuant to a Resolution of the Board of Directors of Say Yes Foods, Inc, dated December 31, 1997, the voting powers, designations, preferences, limitations, restrictions and relative rights have been established for and pertaining to a class of the Corporation's capital stock to be known as "Series C Preferred Stock" attached hereto and incorporated herein by reference.

SAY YES FOODS, INC.

                                                       By_____________________
                                                       Charles Thomas, President

                                                       By_____________________
                                                       Chris Rouselle, Secretary

State of Nevada )
                          ) :ss
County of Clark )

The undersigned Notary Pblic certifies, deposes and states that Charles Thomas, personally appeared before me and executed the foregoing respectively as President, on behalf of the corporation on this 31st day of December, 1997.

(Seal)

                                                       By______________________
                                                         (Notary Public)













                            Terms of Preferred Stock


                  1. Section Designation, Amount and Par Value. The series of preferred stock shall be designated as 7% Series C Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 500,000 (which shall not be subject to increase without the consent of the holders of the Preferred Stock ("Holder"). Each share of Preferred Stock shall have a par value of $.001 per share and a stated value of $2.50 per share (the "Stated Value").

     2. Section Dividends. (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 7% per annum, payable, in cash or shares of Common Stock (as defined in Section 8) at (subject to the terms and conditions set fort herein) the option of the Company. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 8), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Accrued dividends of the Preferred Stock shall be paid on the date on which such Preferred Stock is converted, provided, that the Company shall have the option to pay dividends more frequently as and when declared by the Board of Directors. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares held by each holder. Payment of dividends on the Preferred Stock is further subject to the provisions of Section 5(c)(i). The Company shall provide the holders quarterly notice of its intention to pay dividends in cash or shares of Common Stock. Such notice shall be delivered to all Holders not less than 10 Trading Days prior to March 31, June 30, September 30 and December 31 of each year for so long as shares of Preferred Stock are outstanding. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as such dividend to each Holder shall be equal to the cash amount of such dividend payable to such Holder on such dividend payment date divided by the closing bid price of the Common Stock on such dividend payment date.

                  (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Preferred Stock if:

i) ( the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to pay such dividends in shares of Common
Stock;

     ii) ( the shares of Common Stock to be issued in respect of such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder and may not be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the Holder;

     iii) ( the Common Stock shall fail to be Actively Traded or shall be delisted from the OTC Bulletin Board or any national securities exchange or market on which such Common Stock is then listed for trading or suspended from trading thereon without being Actively Traded, relisted or having such suspension lifted, as the case may be, within one (1) Trading Day (if after the Original Issue Date the Common Stock shall be listed for trading or quoted on the Nasdaq SmallCap Market, Nasdaq National Market or any other national securities exchange or market, this provision shall apply to any delistings or suspensions therefrom);

     iv) ( the issuance of such shares would result in the recipient thereof beneficially owning, in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, more than 4.999% of the issued and outstanding shares of Common Stock; or

     (v) the Company has failed to timely satisfy its obligations pursuant to any Holder Conversion Notice (as defined in Section 5(a)).

     (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock, except for repurchases effected by the Company on the open market, pursuant to a direct stock purchase plan.

                  (a) Section Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the holders of all of the shares of the Preferred Stock then outstanding, alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with the Preferred Stock, (d) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders, (e) increase the authorized number of shares of Preferred Stock and (f) enter into any agreement with respect to the foregoing.

                  4. Section Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock.

                  (a) Section Conversion. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to reduction pursuant to Section 3.8 of the Purchase Agreement) at the Conversion Ratio (as defined in
Section 8) at the option of the holder in whole or in part at any time after the Original Issue Date. The Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice"). Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Holder Conversion Notice by facsimile (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 5(i). Subject to Sections 5(b), each Holder Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

     (b) Not later than three Trading Days after any Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Section 3.8 of the Purchase Agreement),
(ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected to pay accrued dividends in cash) and (iv) if the Company has elected to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement), representing such number of Shares of Common Stock as equals such dividend divided by the Conversion Price on the Conversion Date; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. If in the case of any Holder Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable holder by the third Trading Day after the Conversion Date, the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fifth Trading Day after the Conversion Date, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, $2,500 for each day after such fifth Trading Day until such certificates are delivered.

(i) The conversion price for each share of Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) 100% of the average Per Share Market Value for the ten (10) Trading Days immediately preceding the Original Issue Date (the "Initial Conversion Price") and (b) 80% of the average of five (5) lowest closing bid prices of the Common Stock during the ten (10) Trading Days prior to the date of the applicable Holder Conversion Notice; provided, that, (a) if the Underlying Shares Registration Statement is not filed on or prior to the 20th Trading Day after the Original Issue Date, or
(b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended, within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Shares Registration Statement will not be "reviewed," or not subject to further review or (c) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 90th day after the Original Issue Date, or (d) if such Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Trading Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (e) if the Common Stock shall fail to be Actively Traded or if trading in the Common Stock shall be suspended for any reason for more than three (3) Trading Days in the aggregate, or (f) if the conversion rights of the Holders are suspended for any reason or (g) if the Company breaches in a material respect any covenant or other material term or condition to the Purchase Agreement (other than a representation or warranty contained therein), the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of thirty (30) days after written notice thereof to the Company (any such failure being referred to as an "Event," and for purposes of clauses (a), (c) and (f) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) day period is exceeded, or for purposes of clause (d) the date which such 10 Trading Day-period is exceeded, or for purposes of clause (e) the date on which such three Trading Day period is exceeded, or for clause (g) the date on which such thirty (30) day period is exceeded, being referred to as "Event Date"), the Conversion Price shall be decreased by 2.5% each month (i.e., the Conversion Price would decrease by 2.5% as of the Event Date and an additional 2.5% as of each monthly anniversary of the Event Date) until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the second month anniversary after the Event Date, the Company shall pay to the Holders an aggregate amount equal to the product of 2.5% and the amount derived by multiplying the then outstanding Preferred Stock by the Stated Value (each holder being entitled to receive such portion of such amount as equals its pro rata portion of the Preferred Stock then outstanding) in cash as liquidated damages, and not as a penalty on the first day of each monthly anniversary of the Event Date until such time as the applicable Event, is cured. Any decrease in the Conversion Price pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.


 (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.


(iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.




(iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Initial Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.


(v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.


(vi)   Whenever  the   Conversion   Price  is  adjusted   pursuant  to  Section
5(c)(ii),(iii) or (iv), the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.


(vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which (i) a majority of the Company's Board of Directors will not constitute a majority of the board of directors of the surviving entity or (ii) less than 65% of the outstanding shares of the capital stock of the surviving entity will be held by the same shareholders of the Company prior to such reclassification, consolidation or merger, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to, at their option, (A) convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled or (B) require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Preferred Stock at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the effective date, the date of the closing or the date of the announcement, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange the triggering such redemption right or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on the date of the closing or the effective date, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange triggering such redemption right, as the case may be. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in Section 6(b). The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion or redemption following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

 (viii)  If:

 A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

 B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

 C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

 D.     the approval of any  stockholders  of
        the  Company  shall  be  required  in
        connection with any  reclassification
        of the Common  Stock of the  Company,
        any  consolidation or merger to which
        the  Company is a party,  any sale or
        transfer of all or substantially  all
        of the assets of the Company,  of any
        compulsory  share of exchange whereby
        the Common  Stock is  converted  into
        other  securities,  cash or property;
        or
 E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.


(ix)If the Company i)makes a public announcement that it intends to enter into a Change of Control Transaction (as defined below) or (ii) any person, group or entity (including the Company, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a Holder seeks to convert shares of Preferred Stock on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Per Share Market Value on the five Trading Days immediately preceding (but not including) the Announcement Date and (y) the Conversion Price in effect on the Conversion Date for such Preferred Stock. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative.


(d)If at any time conditions shall arise by reason of action taken bythe Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.


     (e)The Company covenants that it will atall times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable.

     (f) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     (g) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     (h) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

     (i) Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Holder Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 7:00 p.m. (Eastern Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 7:00 p.m. (New York Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     6. Section Automatic Conversion and Optional Redemption.

     (a) All outstanding and unconverted shares of Preferred Stock shall, on the date which is two years from the Original Issue Date or if such day is not a Trading Day then on the next Trading Day thereafter, be automatically converted by the Company at the then applicable Conversion Price.

                  (b) The Company shall have the right, exercisable at any time upon 30 Trading Days notice to the holders of the Preferred Stock given at any time subsequent to the 90th day following the Effectiveness Date (as defined in the Registration Rights Agreement) (provided that any days that the Holders are not permitted to resell Underlying Shares under the Underlying Shares Registration Statement shall be added to such 90-day period), to redeem all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed, at a price per share equal to the sum of (A) the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the date of the redemption notice referenced above or
(2) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the date of such redemption notice, and (B) the aggregate of all accrued but unpaid dividends and other amounts payable in respect of such shares. The entire redemption price shall be paid in cash. Holders of Preferred Stock may convert any shares of Preferred Stock, including shares subject to a redemption notice given under this Section, during the period from the date of such redemption notice through the 29th Trading Day thereafter. If the Company intends to redeem less than all of the then outstanding Preferred Stock, it shall do so on a pro rata basis among such holders in accordance with this Section. If any portion of the applicable redemption price under this Section shall not be paid by the Company within five (5) calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). All redeemed shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated stock, but may not be reissued as Preferred Stock. In addition, if any portion of such Redemption Price remains unpaid for more than five (5) calendar days after the date due, each holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such Redemption Price has not been paid in full (the "Unpaid Redemption Shares"), in which event the Conversion Price shall be the lower of the Conversion Price on the date such Redemption Price was originally due and the Conversion Price on the date of the holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If a holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to such holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if such holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of the holder's notice of such election, return to the holder all of the Unpaid Redemption Shares.

                  7. Section Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event (as defined below), each Holder shall have the right, as such Holder's option, to require the Company to redeem all or a portion of such Holder's Preferred Stock at a price per share of Preferred Stock equal to the sum of (A) the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the date of the Triggering Event or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the date of the Triggering Event ("Triggering Event Redemption Price"), and (B) the aggregate of all accrued but unpaid dividends and other amounts payable in respect of such shares. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

     (i)the failure of the Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issuance Date;

     (ii) if during the Effectiveness Period, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Stock for the resale of Underlying Shares in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such Holder seeking to be redeemed pursuant to this Section 8;

     (iii) the failure of the Common Stock to be Actively Traded or listed for trading on the OTC Bulletin or any other national securities exchange or market on which such Common Stock is then listed for trading for a period of seven consecutive days;
     (iv) the Company's notice to any holder of Preferred Stock, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Preferred Stock into shares of Common Stock;

     (v)if the Company fails to deliver to the holder a certificate or certificates pursuant to Section 5(b) prior to the 12th day after the Conversion Date; or

     (v)the failure of the Company to cure any Event within three days following the related Event Date.

The Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such holder, accruing from the redemption date until the redemption price and any accrued interest thereon is paid in full.

     8. Section Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  "Actively Traded" shall mean that (i) shares of Common Stock worth at least $500,000 trade on the OTC Bulletin Board (or any other national securities exchange or market on which the Common Stock is then listed or traded) in any five consecutive Trading Day period and (ii) there are at least eight (8) market makers actively making a market in the Common Stock.

                  "Common Stock" means the Company's common stock, $.001 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time.

                  "Junior Securities" means the Common Stock and all other equity securities of the Company, other than the Company's Series B Convertible Preferred Stock, par value $.001 per share.

                  "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

                  "Per Share Market Value" on any particular date means (a) the closing bid price per share of the Common Stock on such date on the Nasdaq SmallCap Market or other stock exchange or quotation system on which the Common Stock is listed for trading, or (b) if the Common Stock is not listed on the Nasdaq SmallCap Market or any other stock exchange or market, the closing bid price per share of the Common Stock on such date on the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, the closing bid price per share of Common Stock on such date on the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices), or (d) if the Common Stock is no longer traded on the over-the-counter market and reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices), such closing bid price shall be determined by reference to "Pink Sheet" quotes for the relevant conversion period as determined in good faith by the Holder or (c) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Holders of a majority in interest of the Debentures (the Company, after receipt of the determination by such appraiser, shall have the right to select an additional appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such appraiser); provided, that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

                  "Person" means a corporation, an association, a partnership, organization, limited liability company, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, among the Company and the original holder of the Preferred Stock.

                  "Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holder.

                  "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq Stock Market or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not then listed on the Nasdaq Stock Market or any stock exchange or market, a day on which the Common Stock is traded on the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted on the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                  "Underlying Shares" means the number of shares of Common Stock into which the Preferred Stock is convertible and the shares of Common Stock issuable upon payment of dividends thereon, in accordance with the terms hereof and the Purchase Agreement.

10849-00015/504672.1

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below, into shares of Common Stock, par value $.001 per share (the "Common Stock"), of Say Yes Foods, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                  Date to Effect Conversion


                  Number of shares of Preferred Stock to be Converted



                  Number of shares of Common Stock to be Issued


                  Applicable Conversion Price


                  Signature


                  Name


                  Address